FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION NO.: 333-177891-01

WFRBS COMMERCIAL MORTGAGE TRUST 2012-C7 - PUBLIC NEW ISSUE $864.905MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS and WELLS FARGO SECURITIES
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/KBRA/MDY	$SIZE-MM	WAL	C/E	CUM LTV	NOI DY
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	189.518	5.39	30.000%	42.6%	17.1%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	493.237	9.84	30.000%	42.6%	17.1%
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	82.796	9.96	22.500%	47.1%	15.4%
B	AA(sf)/AA(sf)/Aa2(sf)	57.956	9.96	17.250%	50.3%	14.4%
C	A(sf)/A(sf)/A2(sf)	41.398	9.96	13.500%	52.6%	13.8%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/KBRA/MDY	$SIZE-MM	WAL	C/E	CUM LTV	NOI DY
A-FL	AAA(sf)/AAA(sf)/Aaa(sf)	90.000	9.46	30.000%	42.6%	17.1%
D	BBB+(sf)/BBB+(sf)/Baa1(sf)	27.598	9.96	11.000%	54.1%	13.4%
E	BBB-(sf)/BBB-(sf)/Baa3(sf)	48.298	9.96	6.625%	56.8%	12.8%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE	: $1,103,937,066
NUMBER OF LOANS	: 61
NUMBER OF PROPERTIES	: 80
WA CUT-OFF LTV	: 62.5%
WA BALLOON LTV	: 52.1%
WA U/W DSCR	: 1.82x
WA U/W NOI DEBT YIELD	: 12.0%
WA MORTGAGE RATE	: 4.957%
TOP TEN LOANS %	: 62.6%
WA TERM TO MATURITY (MOS)	: 118
WA AMORTIZATION TERM (MOS)	: 341
WA SEASONING (MOS)	: 3

LOAN SELLERS	: RBS (44.7%), WFB (35.6%), BASIS (8.2%), LIG I (5.9%), C-III (5.5%)

TOP 5 PROPERTY TYPES	: RETAIL (57.3%), OFFICE (13.3%), HOSPITALITY (11.1%), MULTIFAMILY (8.5%), SELF STORAGE (4.3%)

TOP 5 STATES	: CA(27.6%), GA(14.4%), NY(10.7%), TX(8.5%), KY(8.2%)

MASTER SERVICER	: WELLS FARGO BANK
SPECIAL SERVICER	: TORCHLIGHT LOAN SERVICES, LLC
SUBORDINATE CLASS REP	: TORCHLIGHT INVESTORS, LLC

DOCUMENTS & TIMING
TERM SHEET, RED, ANNEX A	: ATTACHED
PRESALE REPORTS	: MAY 31, 2012
ANTICIPATED PRICING	: WK OF JUNE 4, 2012
ANTICIPATED SETTLEMENT	: JUNE 28, 2012

ROADSHOW
NEW YORK 1x1's	: TUE/WED, 5/29 - 5/30
CONFERENCE CALLS	: UPON DEMAND

HARTFORD, BREAKFAST	: THU, 5/31 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH	: THU, 5/31 @ 12:30PM EST, LANGHAM HOTEL

MINNEAPOLIS, BREAKFAST	: FRI, 6/1 @ 7:30AM CST, GRAND HOTEL
CHICAGO, GROUP MEETING	: FRI, 6/1 @ 2:00PM CST, RBS OFFICE

WFRBS 2012-C7 Global Investor Call
Date	: Wednesday May 30th
Time	: 2:30 PM EST
Domestic Dial In	: (866) 787-0922
International Dial In	: (850) 436-4031

IMPORTANT NOTICE
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com

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This communication has been prepared by RBS plc, RBS N.V. or affiliated. This material is not within the requirements to promote the independence of research or an offering document.  Certain transactions mentioned in this material may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives.  Prices are based on current information and are subject to change. This information neither constitutes an offer, recommendation, solicitation, nor confirmation of terms.  RBS makes no representations or warranties to the accuracy or completeness.
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